EXHIBIT 99.1


PHS MORTGAGE COMPANY

UNAUDITED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                  DECEMBER 31,
                                                                  ------------
                                                              2000             1999
ASSETS

Cash and cash equivalent                                  $       (195)    $    157,741
Due from related parties                                       912,031          372,562
Premises and equipment, net                                      2,616               --
                                                          ------------     ------------

    Total assets                                          $    914,452     $    530,303
                                                          ============     ============

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
    Due to related party                                  $    189,945     $         --
    Notes payable                                              102,074               --
    Accrued expenses and other liabilities                       7,047            4,895
                                                          ------------     ------------

       Total liabilities                                       299,066            4,895
                                                          ------------     ------------

COMMITMENTS AND CONTINGENCIES (Note 4)                              --               --
                                                          ------------     ------------

PARTNERS' CAPITAL
    Partners' capital                                          615,386          525,408
                                                          ------------     ------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                   $    914,452     $    530,303
                                                          ============     ============


See notes to financial statements.

PHS MORTGAGE COMPANY

UNAUDITED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000 AND
EIGHT AND A HALF MONTHS ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                       EIGHT AND A
                                                                       HALF MONTHS
                                                       YEAR ENDED         ENDED
                                                        DECEMBER        DECEMBER
                                                        31, 2000        31, 1999
REVENUES:

Gain on sales of mortgage loans                       $  1,104,008    $    821,882
                                                      ------------    ------------

    Total revenues                                       1,104,008         821,882
                                                      ------------    ------------

EXPENSES:

Salaries, commissions, and benefits                        401,025         275,881
Occupancy and equipment                                     29,530          13,763
Data processing and communication                           18,689          21,737
Advertising and promotion                                   16,284          21,950
Other                                                      109,985          91,438
                                                      ------------    ------------

    Total liabilities                                      575,513         424,769
                                                      ------------    ------------

NET INCOME                                            $    528,495    $    397,113
                                                      ============    ============


See notes to financial statements.

PHS MORTGAGE COMPANY

UNAUDITED STATEMENTS OF PARTNERS' CAPITAL
YEAR ENDED DECEMBER 31, 2000 AND
EIGHT AND A HALF MONTHS ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

BALANCE, APRIL 16, 1999                                                    $ 128,295

    Net income                                                               397,113
                                                                           ---------

BALANCE, DECEMBER 31, 1999                                                   525,408

    Net income                                                               528,495
    Distributions                                                           (438,517)
                                                                           ---------

BALANCE, DECEMBER 31, 2000                                                 $ 615,386
                                                                           =========


See notes to financial statements.

PHS MORTGAGE COMPANY

UNAUDITED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2000 AND
EIGHT AND A HALF MONTHS ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                              EIGHT AND A
                                                                              HALF MONTHS
                                                              YEAR ENDED         ENDED
                                                               DECEMBER         DECEMBER
                                                               31, 2000         31, 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                               $    528,495     $    397,113
    Adjustments to reconcile net income to net
       cash provided by operating activities:
       Depreciation expense                                           523               --
    Changes in operating assets and liabilities
       Increase in due from related parties                      (539,469)        (244,267)
       Increase in accrued expenses and other liabilities           2,152            4,895
       Increase in due to related parties                         189,945               --
       Increase in note payable                                   102,074               --
                                                             ------------     ------------

       Net cash provided by operating activities                  283,720          157,741
                                                             ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of premises and equipment                             (3,139)              --
                                                             ------------     ------------

       Net cash used in investing activities                       (3,139)              --
                                                             ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Distributions to partners                                    (438,517)              --
                                                             ------------     ------------

       Net cash used in financing activities                     (438,517)              --
                                                             ------------     ------------

(Decrease) increase in cash and cash equivalents                 (157,936)         157,741

Cash and cash equivalents - beginning of period                   157,741               --
                                                             ------------     ------------

Cash and cash equivalents - end of period                    $       (195)    $    157,741
                                                             ============     ============


See notes to financial statements.

PHS MORTGAGE COMPANY

NOTES TO UNAUDITED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         OWNERSHIP - PHS Mortgage Company (the "Partnership") is a residential mortgage lender agent headquartered in New Mexico. The Partnership is 50.01% owned by American Home Mortgage Corp., ("AHM"), the general partner and 49.99% owned by PHS, Inc. ("PHS") the limited partner. The Partnership acts primarily as an agent for AHM.

         BASIS OF PRESENTATION - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Partnership's estimates and assumptions primarily arise from risks and uncertainties associated with interest rate volatility, credit exposure and regulatory changes. Although management is not currently aware of any factors that would significantly change its estimates and assumptions in the near term, future changes in market trends and conditions may occur which would cause actual results to differ materially.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash on hand, amounts due from banks, and overnight deposits.

         DUE FROM RELATED PARTIES - Mortgage loans originated by the partnership are underwritten by AHM, who collects revenue on the loans and then makes a payment to the partnership for its portion of the revenue earned. In addition, various administrative expenses are paid by AHM on behalf of the partnership.

         DUE TO RELATED PARTY - The partnership is required to pay AHM $605 per loan closed for service fees, administrative services and other miscellaneous closing charges. The partnership is also required to pay AHM a branch management fee of 15 basis points based on loan volume.

         EQUIPMENT - Equipment includes furniture, fixtures and office equipment which are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures and office equipment is recorded over their estimated service lives using the straight-line method.

         GAIN ON SALES OF LOANS - Gains or losses on the sale of mortgage loans are recognized at the time of sale and are based upon the difference between the selling price and the carrying value of the loans sold.

         INCOME TAXES - The Partnership is not a taxpaying entity for federal income tax purposes. Therefore, no income tax provision has been recognized in the financial statements. Income is taxed to the members on their tax returns based on their percentage of ownership.

         RECLASSIFICATIONS - Certain items in the 1999 financial statements have been reclassed to conform to the representation in the 2000 financial statements.

2.       RELATED PARTY TRANSACTIONS.

         Due from related party consist of the following as of December 31:

                                                          2000          1999

         Due from Harvard Mortgage Company, L.P.       $   5,250     $      --
         Due from American Home Mortgage Corp.           906,781       244,267
         Due from CTX Mortgage Ventures Corp.                 --       128,295
                                                       ---------     ---------

         Due from related party                        $ 912,031     $ 372,562
                                                       =========     =========

         Due to related party consist of the following as of December 31:

                                                          2000

         Due to Frost Mortgage Corp.                   $ 189,945
                                                       ---------

         Due to related party                          $ 189,945
                                                       =========

         There was no amount due from related party at December 31, 1999.


3.       EQUIPMENT, NET

         Equipment consists of the following as of December 31:

                                                          2000

         Office equipment                              $   3,139
         Less: Accumulated depreciation                     (523)
                                                       ---------
         Equipment, net                                $   2,616
                                                       =========

         There were no amounts in equipment at December 31, 1999.

         Depreciation expense for the year ended December 31, 2000 and the eight and a half months ended 1999 was $523 and $0, respectively.

4.       COMMITMENTS AND CONTINGENCIES.

         PENDING LITIGATION - The Partnership is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Partnership does not anticipate that any such liability will have a material effect on the Partnership's consolidated financial position or results of operation.

                                    * * * * *


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